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                            WESTERN RESOURCES, INC.
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                            WESTERN RESOURCES, INC.
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     The following financial update was issued on or about June 12, 1998:

FRONT COVER

                            Western Resources [Logo]

                              1998 Financial Update

                                 First Quarter

                           Period ended March 31, 1998

                                 In This Issue

            First Quarter Earnings Reflect Change in Natural Gas Business

                    Merger with KCPL Will Create a New Company

                  Revised Agreement with KCPL Viewed As Favorable

                                Dividend Increases

INSIDE FRONT COVER


FINANCIAL DATA AND RATIOS
FIRST QUARTER

For Twelve Months Ended March 31,                         1998         1997
(unaudited)

COMMON STOCK DATA:
   Average shares outstanding (000's)                    65,276       64,238
   Earnings per share                                     $7.33        $2.37
   Dividends declared per share                           $2.11        $2.07
   Dividend payout ratio                                    29%          87%
   Book value per share, end of period                   $30.84       $25.25
   Closing market price, end of period                  $42.750      $30.000
   Price range, twelve month period
      High                                              $44.188      $31.750
      Low                                               $29.750      $28.000
   Annualized dividend yield                               4.9%         6.9%
   Price/Earnings ratio                                     5.8         12.7
   Return on average common equity                        24.4%         9.5%
   Number of common shareowners                          61,846       62,840
   Average daily volume traded                          157,559      139,781

COVERAGE RATIOS:
   Interest Coverage (incl. AFUDC)
      Pretax                                                5.4          2.5
      After tax                                             3.5          2.0
   Interest Coverage (excl. AFUDC)
      Pretax                                                5.4          2.5
      After tax                                             3.5          2.0
   Interest and Preferred
      Dividend Coverage (incl. AFUDC)                       3.4          1.8

                                               First       Second    Exp. Third    Exp. Fourth
                                              Quarter     Quarter     Quarter       Quarter
1998 DIVIDEND INFORMATION
Declaration Date                              01/29/98    05/11/98    07/15/98      11/18/98
NYSE Ex-Dividend Date                         03/05/98    06/05/98    09/07/98      12/07/98
Record Date                                   03/09/98    06/09/98    09/09/98      12/09/98
Payment Date                                  04/01/98    07/01/98    10/01/98      01/04/99
Common Dividend
   Declared Per Share                           $0.535      $0.535


Western Resources [Logo]

     Western Resources (NYSE:WR) is a consumer services company with interests in monitored security and energy. The company has total assets of more than $7 billion, including security company holdings through ownership of Protection One (NASDAQ:ALRM), which has more than 1 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE:OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1 million customers. Through its other subsidiaries, Westar Capital and The Wing Group, the company participates in energy-related investments in the continental United States and offshore.

     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

     Certain matters discussed in this presentation are "forward-looking statements." Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, revenues and costs.

First Quarter Earnings Reflect Change in Natural Gas Business

     First quarter earnings per share for the company were $0.45 compared to $0.61 per share in the first quarter of 1997. The change in comparative earnings is largely attributable to the effect of restructuring the company's natural gas interests in the strategic alliance with ONEOK. The restructuring reduced first quarter earnings by $0.22 per share when compared to last year. The shortfall is expected to be made up by earnings from natural gas-related investments in the second and third quarters this year.

     In a transaction that closed in November 1997, Western Resources contributed its entire natural gas business to ONEOK of Tulsa, Oklahoma, in return for stock equal to a 45 percent ownership in ONEOK. Western Resources owns 3.1 million shares of ONEOK common stock and about 20 million shares of voting convertible preferred stock.

     The effect of the ONEOK alliance generally will be to spread natural gas-related earnings more evenly across all quarters. Since earnings associated with these operations will flow primarily to the company as dividends on the stock owned, the income stream should fluctuate less each quarter without the seasonal swings typical of the natural gas distribution business.

     And because of the company's electric power marketing efforts, electric revenues were higher than last year in spite of a milder than normal winter and an electric rate decrease implemented in February 1997.

     Also in the first quarter, the monitored security business, held by the company through its approximately 82 percent ownership of Protection One, showed strong growth in customers and made a positive contribution to first quarter Western Resources earnings.

                    FIRST QUARTER EARNINGS

             1997 1st Qtr. Earnings       +$0.61
               Gas operations             -  .22
               Rate reductions            -  .05
               Weather/Sales Growth       +  .02
               Operations                 +  .05
               Other                      +  .04
             1998 1st Qtr. Earnings       +$0.45


Merger  with  KCPL will Create a New Company

     Continuing our strategy to grow the electric business, the company reached a restructured merger agreement with Kansas City Power & Light Company
(KCPL). The agreement, announced March 19, will result in the formation of a new electric company, of which Western Resources will own 80.1 percent upon culmination of the transaction.

     The new company, Westar Energy, will be a "pure play" electric utility that will be publicly traded on the New York Stock Exchange. The agreement calls for Western Resources to transfer all assets of its KPL electric operations to KGE, an electric subsidiary of Western Resources. Then KGE and KCPL will merge with and into Westar Energy.

     Each KCPL shareowner will receive $23.50 of Western Resources common stock, subject to a collar mechanism, for each share of KCPL common stock. In addition, one share of Westar Energy will be exchanged for each share of KCPL common stock. Total value of the transaction is about $2.1 billion. The transaction is expected to be tax-free for KCPL and Western Resources shareowners.

     The plan will result in Western Resources owning 80.1 percent of Westar Energy with KCPL shareowners owning the remaining 19.9 percent of the new company. Western Resources will continue to own its investments in ONEOK and Protection One and total ownership of the unregulated operations of KCPL, KLT, Inc.

     John E. Hayes, Jr., chairman and chief executive officer of Western Resources, will be chairman of Westar Energy and continue in that capacity for Western Resources. Drue Jennings, current KCPL chairman, president and chief executive officer will assume the chief executive officer duties of Westar Energy. A 10-member board of directors will govern Westar Energy. Six positions will be appointed by Western Resources and four positions from KCPL.

     By combining the electric utility businesses of both companies, we create the platform to achieve our long-range goal of building the electric utility into a super-regional competitor. Westar Energy will continue to operate under the brand names KCPL, KGE and KPL. The combined company will serve more than one million electric customers in Kansas and Missouri, and have more than $8.2 billion in assets and more than 8,000 megawatts of electric generation resources. This merger will create a formidable presence in the region by strengthening the each company's standing as a low-cost electric producer well positioned for the coming competitive marketplace.

     Shareowner meetings to approve the transaction will be held this summer. Applications for several regulatory approvals are underway. We believe the transaction will close sometime in 1999.

                       "PUTTING THE PIECES TOGETHER"
            We intend to grow the extended company's customer base:
                                 Today        1999        2001

            Security           1,350,000   1,725,000   2,700,000
            Gas                1,400,000   1,400,000   3,000,000
            Electric             614,000   1,057,000   2,000,000
             Total             3,364,000   4,182,000   7,700,000


Revised Agreement with KCPL Viewed as Favorable

     The revised merger transaction agreement between the company and KCPL has been favorably received by the rating agencies. Moody's Investor Service changed the direction of its ongoing review of Western Resources' debt rating from possible downgrade to possible upgrade.

     Standard & Poor's has put the ratings of Western Resources secured and unsecured debt on CreditWatch with positive implications. And, Fitch IBCA affirmed its ratings of Western Resources and KGE first mortgage bonds, secured pollution control bonds, preferred and preference stock, unsecured senior notes and trust originated preferred securities. Fitch IBCA views the revised merger agreement as beneficial to Western Resources' credit outlook, with potential positive impact on its credit ratings.

     Analysts also view the new agreement with favor, for the terms, the results and the innovative structure:
- "We regard this transaction as a major positive for Western Resources and KCPL. . .," B T Alex. Brown Incorporated;
- "Westar Energy will have a strong balance sheet, indicative of a single-A company. . .," Prudential Fixed Income;
- "This deal may serve as a template for other transactions in which a corporation wishes to combine a subsidiary with another corporation and convey to the target's shareholders both stock in the merged entity as well as stock in the parent itself," Lehman Brothers.

Dividend Increases

     On May 11, the company declared a second quarter dividend of 53 1/2 cents per share payable July 1, 1998, on the company's approximately 65.4 million shares of common stock. The dividend continues the rate from the first quarter. On an annualized basis, the indicated 1998 dividend rate is $2.14, four cents higher than the 1997 dividend. Regular quarterly dividends also were declared on the company's preferred and preference stock payable July 1, 1998. Dividends are payable to shareowners of record as of June 9, 1998.

INVESTMENT NEWS

ONEOK Second-Quarter Earnings Up

     Fully diluted earnings per share for ONEOK for the second quarter, ended February 28, were $1.43 for 1998 versus $1.39 for the same quarter a year earlier. Diluted earnings per share reflect the impact, as if converted, of 20 million convertible preferred shares issued exclusively to Western Resources as part of the strategic alliance completed last November. Western Resources contributed its natural gas assets to ONEOK in exchange for a 45 percent ownership, to create the eighth largest natural gas local distribution company
(LDC) in the nation.

     The improvement in earnings is attributed to increased marketing and production volumes and the gain on the sale of assets in the unregulated operations, offsetting the impact of warmer winter weather in Kansas on the regulated side of the business. ONEOK's regulated distribution operation in Oklahoma has weather-normalized rates, which lessen seasonal fluctuations in natural gas distribution revenues.

     This was the first full quarter of ONEOK's owning the natural gas assets received from Western Resources. Sales volumes were up 49 percent and the utility asset base increased 76 percent. Unregulated gas marketing had a very strong quarter with increased volumes and margins that were up about seven percent. Some believe ONEOK stock, with an average annual total return of 23.5 percent for the past five years, is in the top five performers among LDCs.

     The current annualized common stock dividend is $1.20 per share and the preferred dividend is being paid at one and one-half times the common rate or a current annualized rate of $1.80 per share. We expect an annual cash dividend stream of approximately $40 million from our ONEOK investment in 1998.

Onsite Energy Lands $5.9 Million Contract

     Onsite Energy Corporation has entered into a master energy efficiency services agreement with the Unified School District of Wyandotte County, Kansas. Total project construction revenues will be approximately $5.9 million and should be completed by year-end 1998.

     The energy efficiency project will include installation of multiple energy efficiency measures including lighting retrofits, energy management systems, chiller and furnace replacements and variable speed motor controllers. Throughout the 10-year contract, Onsite will also provide training, post-installation measurement services and maintenance repair services.

     In another transaction in the first quarter, Onsite acquired the assets of Mid-States Armature Works, Inc. Mid-States, located in Salina, Kansas, has, for 45 years, provided specialized medium and high voltage electrical fabrication, installation, maintenance and repair services to municipal customers and others in Kansas, Nebraska, Iowa, Missouri and Oklahoma.
This acquisition is a good fit with the same types of services Onsite already provides, as well its business line of industrial water treatment services in Kansas, Missouri and Oklahoma. The transaction is expected to add more than $1 million in revenues to Onsite.

     Western Resources holds a 30 percent equity position in Onsite gained when Onsite acquired the assets of Westar Business Services in October 1997.


Protection One Reports Improved Results in First Quarter

     Protection One, the nation's second largest monitored security company, posted an improved first quarter 1998 with substantial increases from the prior year in customers and earnings.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter ending March 31, 1998, was $31.3 million and net income was $1.2 million, or one cent per share, on total revenues of $76 million.

     Protection One also closed the acquisitions of Multimedia and Comsec Narragansett Security in March, adding 147,000 and 30,000 customers, respectively. The assets of Multimedia include a 50,000 square-foot, state-of-the-art monitoring and call center facility and a productive dealer program. The Comsec acquisition expands our subscriber base in New England.

     Additional customer growth, exercising the option to purchase Network Multi-Family and closing on the Comsec and Multimedia acquisitions added 400,000 customers to Protection One's subscriber base in the first three months of 1998. Protection One ended the quarter with more than one million subscribers and $26.1 million of monthly recurring revenue.

     Western Resources owns approximately 82 percent of Protection One.



PAGES 4 - 8 CONTAIN FIRST QUARTER FORM 10-Q FINANCIAL STATEMENTS WHICH WERE FILED ON MAY 12, 1998.

FINANCIAL AND OPERATING STATISTICS
FIRST QUARTER
(unaudited)
                                 Three Months Ended              Twelve Months Ended
                                      March 31,                        March 31,
                                 1998      1997   %Change       1998         1997   %Change
Revenue from Electric Sales (000's):
   Residential                 $ 82,716  $ 82,305    0.5     $  393,162  $  399,979   (1.7)
   Commercial                    78,014    77,302    0.9        339,879     348,498   (2.5)
   Industrial                    60,274    59,778    0.8        254,572     258,233   (1.4)
   Other                         56,237    11,253      *        146,476      38,282      *
     Total Retail
      Electric Revenue          277,241   230,638   20.2      1,134,089   1,044,992    8.5
   Wholesale                     27,994    37,670  (25.7)       132,830     151,772  (12.5)
     Total                     $305,235  $268,308   13.8     $1,266,919  $1,196,764    5.9

KWH Sales (000's):
   Residential                1,183,986 1,164,747    1.7      5,328,980   5,243,013    1.6
   Commercial                 1,368,643 1,321,150    3.6      5,850,489   5,678,414    3.0
   Industrial                 1,373,515 1,335,235    2.9      5,752,406   5,579,780    3.1
   Other                         27,461    26,872    2.2        107,326     106,007    1.2
     Total Retail
      Electric Sales          3,953,605 3,848,004    2.7     17,039,201  16,607,214    2.6
   Wholesale                  1,016,474 1,554,122  (34.6)     4,796,472   6,340,171  (24.3)
     Total                    4,970,079 5,402,126   (8.0)    21,835,673  22,947,385   (4.8)

System Net Load:
   MW                                                             4,016       4,009
   Date                                                        07/24/97    07/19/96

Fuel-Mix to Total:
   Coal                                                             78%         78%
   Nuclear                                                          17          19
   Oil                                                               -           -
   Natural Gas                                                       5           3
                                                                   100%        100%

                                  Three Months Ended
                                       March 31,
                                 1998      1997

PROTECTION ONE DATA ($000's
 Except End of Period
 Subscribers Amount):
   EBITDA                    $   31,323     (2)
   Adjusted EBITDA (1)           36,777
   End of period monthly
    recurring revenues           26,100
   End of period subscribers  1,150,000

(1) EBITDA plus deficits arising from internal installation activities.
(2) Due to Protection One's acquisitions in 1997 and 1998, a comparison to prior year is not meaningful.


INSIDE BACK COVER

WHAT'S NEWS

Recent News Releases

     For the full text of these recent news releases and to access other useful, up-to-date information about Western Resources, please visit our Internet site at www.wstnres.com

April 27, 1998
Western Resources Announces First-Quarter Earnings, Electric Revenues Higher in Spite of Milder Weather, Security Company Adds 400,000 Customers

March 19, 1998
New Agreement Reached, Results in Formation of Westar Energy, Shareowner Meetings Set for Summer

March 19, 1998
Western Resources/KCPL Agreement Fact Sheet

February 10, 1998
Western Resources Reports Year-End Results, High Return on Investments Boosts Earnings

January 29, 1998
Western Resources Declares Dividend

January 20, 1998
Multimedia to Join Protection One, Forming the Second Largest Security Company in the U.S.

December 10, 1997
Western Resources Continues its Role in People's Republic of China, Partners With Dengfeng Power Group in Low-Cost Power Production Plant


Investor Relations Calendar

April 27
B T Alex. Brown
Midwest Utilities Seminar
Chicago, IL

May 2
NAIC Investor Fair
Kansas City, MO

May 11
Western Resources
Annual Meeting
Topeka, KS

May 13-15
EEI Financial Conference
New York, NY

July 8
Wheat First Conference
Nantucket, MA

October 18-21
EEI Financial Conference
San Francisco, CA

For more information about these appearances, contact Western Resources Manager of Investor Relations at 785-575-8227.


BACK COVER

Western Resources [Logo]

Western Resources, Inc.
818 Kansas Avenue
P.O. Box 889
Topeka, Kansas 66601-0889

Please direct inquiries to:
Bruce R. Burns
Manager, Investor Relations

Home Page: http://www.wstnres.com
E-Mail: bruce_burns@wstnres.com
Phone 785-575-8227
FAX 785-575-1796


This material is not intended to induce or for use in connection with any sale, offer to sell, or solicitation of an offer to buy any securities of the company.

        Forward-Looking Statements: Certain matters discussed in this Financial Update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; our regulatory and competitive markets; and other circumstances affecting anticipated operations, revenues and costs.